Exhibit 16.1

                   [Letterhead for Stonefield Josephson, Inc.]

August 11, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Corridor Communications Corp.'s Form 8-K/A dated August 11, 2004, and we agree with the statements made therein.

Yours truly,

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS